  UNITED STATES

  SECURITIES AND EXCHANGE COMMISSION

  Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Cloudflare, Inc.

(Name of Issuer)

Class A Common Stock, $0.001 par value

(Title of Class of Securities)

18915M107

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18915M107

1.	Name of Reporting Persons Venrock Associates V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,797,936 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,797,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,797,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.3% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G/A is being filed by Venrock Associates V, L.P. (“VA5”), Venrock Partners V, L.P. (“VP5”), Venrock Entrepreneurs Fund V, L.P. (“VEF5”), Venrock Management V, LLC, the general partner of VA5 (“VM5”), Venrock Partners Management V, LLC, the general partner of VP5 (“VPM5”), and VEF Management V, LLC, the general partner of VEF5 (“VEFM5” and together with VA5, VP5, VEF5, VM5 and VPM5, the “Venrock 5 Entities”).

(2)	Consists of (i) 13,352,187 shares of Class A Common Stock held by VA5, (ii) 1,132,045 shares of Class A Common Stock held by VP5 and (iii) 313,704 shares of Class A Common Stock held by VEF5.

(3)	This percentage is based on 233,914,041 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2020.

CUSIP No. 18915M107

1.	Name of Reporting Persons Venrock Partners V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,797,936 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,797,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,797,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.3% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G/A is being filed by Venrock Associates V, L.P. (“VA5”), Venrock Partners V, L.P. (“VP5”), Venrock Entrepreneurs Fund V, L.P. (“VEF5”), Venrock Management V, LLC, the general partner of VA5 (“VM5”), Venrock Partners Management V, LLC, the general partner of VP5 (“VPM5”), and VEF Management V, LLC, the general partner of VEF5 (“VEFM5” and together with VA5, VP5, VEF5, VM5 and VPM5, the “Venrock 5 Entities”).

(2)	Consists of (i) 13,352,187 shares of Class A Common Stock held by VA5, (ii) 1,132,045 shares of Class A Common Stock held by VP5 and (iii) 313,704 shares of Class A Common Stock held by VEF5.

(3)	This percentage is based on 233,914,041 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2020.

CUSIP No. 18915M107

1.	Name of Reporting Persons Venrock Entrepreneurs Fund V, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,797,936 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,797,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,797,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.3% (3)
12.	Type of Reporting Person (See Instructions) PN

(1)	This Schedule 13G/A is being filed by Venrock Associates V, L.P. (“VA5”), Venrock Partners V, L.P. (“VP5”), Venrock Entrepreneurs Fund V, L.P. (“VEF5”), Venrock Management V, LLC, the general partner of VA5 (“VM5”), Venrock Partners Management V, LLC, the general partner of VP5 (“VPM5”), and VEF Management V, LLC, the general partner of VEF5 (“VEFM5” and together with VA5, VP5, VEF5, VM5 and VPM5, the “Venrock 5 Entities”).

(2)	Consists of (i) 13,352,187 shares of Class A Common Stock held by VA5, (ii) 1,132,045 shares of Class A Common Stock held by VP5 and (iii) 313,704 shares of Class A Common Stock held by VEF5.

(3)	This percentage is based on 233,914,041 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2020.

CUSIP No. 18915M107

1.	Name of Reporting Persons Venrock Management V, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,797,936 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,797,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,797,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G/A is being filed by Venrock Associates V, L.P. (“VA5”), Venrock Partners V, L.P. (“VP5”), Venrock Entrepreneurs Fund V, L.P. (“VEF5”), Venrock Management V, LLC, the general partner of VA5 (“VM5”), Venrock Partners Management V, LLC, the general partner of VP5 (“VPM5”), and VEF Management V, LLC, the general partner of VEF5 (“VEFM5” and together with VA5, VP5, VEF5, VM5 and VPM5, the “Venrock 5 Entities”).

(2)	Consists of (i) 13,352,187 shares of Class A Common Stock held by VA5, (ii) 1,132,045 shares of Class A Common Stock held by VP5 and (iii) 313,704 shares of Class A Common Stock held by VEF5.

(3)	This percentage is based on 233,914,041 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2020.

CUSIP No. 18915M107

1.	Name of Reporting Persons Venrock Partners Management V, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,797,936 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,797,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,797,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G/A is being filed by Venrock Associates V, L.P. (“VA5”), Venrock Partners V, L.P. (“VP5”), Venrock Entrepreneurs Fund V, L.P. (“VEF5”), Venrock Management V, LLC, the general partner of VA5 (“VM5”), Venrock Partners Management V, LLC, the general partner of VP5 (“VPM5”), and VEF Management V, LLC, the general partner of VEF5 (“VEFM5” and together with VA5, VP5, VEF5, VM5 and VPM5, the “Venrock 5 Entities”).

(2)	Consists of (i) 13,352,187 shares of Class A Common Stock held by VA5, (ii) 1,132,045 shares of Class A Common Stock held by VP5 and (iii) 313,704 shares of Class A Common Stock held by VEF5.

(3)	This percentage is based on 233,914,041 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2020.

CUSIP No. 18915M107

1.	Name of Reporting Persons VEF Management V, LLC
2.	Check the Appropriate Box if a Member of a Group (See Instructions)
(a) ☒(1)
(b) ☐
3.	SEC Use Only
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0
	6.	Shared Voting Power 14,797,936 (2)
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 14,797,936 (2)
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 14,797,936 (2)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 6.3% (3)
12.	Type of Reporting Person (See Instructions) OO

(1)	This Schedule 13G/A is being filed by Venrock Associates V, L.P. (“VA5”), Venrock Partners V, L.P. (“VP5”), Venrock Entrepreneurs Fund V, L.P. (“VEF5”), Venrock Management V, LLC, the general partner of VA5 (“VM5”), Venrock Partners Management V, LLC, the general partner of VP5 (“VPM5”), and VEF Management V, LLC, the general partner of VEF5 (“VEFM5” and together with VA5, VP5, VEF5, VM5 and VPM5, the “Venrock 5 Entities”).
(2)	Consists of (i) 13,352,187 shares of Class A Common Stock held by VA5, (ii) 1,132,045 shares of Class A Common Stock held by VP5 and (iii) 313,704 shares of Class A Common Stock held by VEF5.
(3)	This percentage is based on 233,914,041 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2020.

CUSIP No. 18915M107

Introductory Note: This Statement on Schedule 13G/A is filed on behalf of the following entities in respect of the common stock of Cloudflare, Inc.: (i) Venrock Associates V, L.P. (“VA5”), a limited partnership organized under the laws of the State of Delaware; (ii) Venrock Partners V, L.P. (“VP5”), a limited partnership organized under the laws of the State of Delaware; (iii) Venrock Entrepreneurs Fund V, L.P. (“VEF5”), a limited partnership organized under the laws of the State of Delaware; (iv) Venrock Management V, LLC (“VM5”), a limited liability company organized under the laws of the State of Delaware; (v) Venrock Partners Management V, LLC (“VPM5”), a limited liability company organized under the laws of the State of Delaware; and (vi) VEF Management V, LLC (“VEFM5”), a limited liability company organized under the laws of the State of Delaware.

Item 1.

(a) Name of Issuer
Cloudflare, Inc.
(b) Address of Issuer’s Principal Executive Offices
101 Townsend Street
San Francisco, California 94107
Item 2.

(a) Name of Person Filing
Venrock Associates V, L.P.
Venrock Partners V, L.P.
Venrock Entrepreneurs Fund V, L.P.
Venrock Management V, LLC
Venrock Partners Management V, LLC
VEF Management V, LLC

CUSIP No. 18915M107

(b) Address of Principal Business Office or, if none, Residence

New York Office:	Palo Alto Office:
7 Bryant Park	3340 Hillview Avenue
23rd Floor	Palo Alto, CA 94304
New York, NY 10018

(c) Citizenship

Each of VA5, VP5 and VEF5 are limited partnerships organized in the State of Delaware. Each of VM5, VPM5 and VEFM5 are limited liability companies organized in the State of Delaware.

(d) Title of Class of Securities

Class A Common Stock

(e) CUSIP Number

18915M107

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

Item 4.	Ownership

(a) Amount Beneficially Owned as of December 31, 2020:

Venrock Associates V, L.P.	14,797,936	(1)
Venrock Partners V, L.P.	14,797,936	(1)
Venrock Entrepreneurs Fund V, L.P.	14,797,936	(1)
Venrock Management V, LLC	14,797,936	(1)
Venrock Partners Management V, LLC	14,797,936	(1)
VEF Management V, LLC	14,797,936	(1)

(b) Percent of Class as of December 31, 2020:

Venrock Associates V, L.P.	6.3%	(2)
Venrock Partners V, L.P.	6.3%	(2)
Venrock Entrepreneurs Fund V, L.P.	6.3%	(2)
Venrock Management V, LLC	6.3%	(2)
Venrock Partners Management V, LLC	6.3%	(2)
VEF Management V, LLC	6.3%	(2)

CUSIP No. 18915M107

(c) Number of shares as to which the person has, as of December 31, 2020:

(i) Sole power to vote or to direct the vote

Venrock Associates V, L.P.	0
Venrock Partners V, L.P.	0
Venrock Entrepreneurs Fund V, L.P.	0
Venrock Management V, LLC	0
Venrock Partners Management V, LLC	0
VEF Management V, LLC	0

(ii) Shared power to vote or to direct the vote

Venrock Associates V, L.P.	14,797,936	(1)
Venrock Partners V, L.P.	14,797,936	(1)
Venrock Entrepreneurs Fund V, L.P.	14,797,936	(1)
Venrock Management V, LLC	14,797,936	(1)
Venrock Partners Management V, LLC	14,797,936	(1)
VEF Management V, LLC	14,797,936	(1)

(iii) Sole power to dispose or to direct the disposition of

Venrock Associates V, L.P.	0
Venrock Partners V, L.P.	0
Venrock Entrepreneurs Fund V, L.P.	0
Venrock Management V, LLC	0
Venrock Partners Management V, LLC	0
VEF Management V, LLC	0

(iv) Shared power to dispose or to direct the disposition of

Venrock Associates V, L.P.	14,797,936	(1)
Venrock Partners V, L.P.	14,797,936	(1)
Venrock Entrepreneurs Fund V, L.P.	14,797,936	(1)
Venrock Management V, LLC	14,797,936	(1)
Venrock Partners Management V, LLC	14,797,936	(1)
VEF Management V, LLC	14,797,936	(1)

(1)	Consists of (i) 13,352,187 shares of Class A Common Stock held by VA5, (ii) 1,132,045 shares of Class A Common Stock held by VP5 and (iii) 313,704 shares of Class A Common Stock held by VEF5.

(2)	This percentage is based on 233,914,041 shares of the Issuer’s Class A Common Stock outstanding as of November 3, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2020.

CUSIP No. 18915M107

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable

Item 8.	Identification and Classification of Members of the Group

Not Applicable

Item 9.	Notice of Dissolution of a Group

Not Applicable

Item 10.	Certification

Not Applicable

CUSIP No. 18915M107

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

Dated: February 16, 2021

Venrock Associates V, L.P.		Venrock Management V, LLC

By:	Venrock Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Partners V, L.P.		Venrock Partners Management V, LLC

By:	Venrock Partners Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

Venrock Entrepreneurs Fund V, L.P.		VEF Management V, LLC

By:	VEF Management V, LLC,	By:	/s/ David Stepp
	its General Partner		Authorized Signatory

By:	/s/ David Stepp
Authorized Signatory

EXHIBITS

A: Joint Filing Agreement (incorporated by reference to Exhibit A to Schedule 13G filed February 14, 2020)